Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR THIRD QUARTER FISCAL 2019

HIGH POINT, N.C. (February 27, 2019) ─ Culp, Inc. (NYSE: CULP) today reported financial and operating results for the third quarter and nine months ended January 27, 2019.

Fiscal 2019 Third Quarter Highlights

◾	Net sales were $77.2 million, down 9.5 percent over the prior year period, with mattress fabrics segment sales down 27.1 percent and upholstery fabrics segment sales up 2.3 percent.

◾
Net sales for the company’s new business segment, Culp Home Accessories, were $4.4 million, with no comparable prior-year sales.  Culp Home Accessories includes eLuxury, Culp’s e-commerce and finished products business offering bedding accessories and home goods direct to consumers and businesses.

◾
Pre-tax income was $4.3 million, compared with $7.5 million for the prior-year period.  Excluding restructuring and related charges and credits and other non-recurring items resulting in a net charge of approximately $769,000, pre-tax income was $5.0 million for the third quarter of fiscal 2019.  (See reconciliation tables on page 8).

◾	Net income (GAAP) attributable to Culp, Inc. shareholders was $3.2 million, or $0.25 per diluted share, compared with a net loss of $748,000, or $0.06 per diluted share, in the prior-year period.

◾
Adjusted net income (non-GAAP) attributable to Culp, Inc. shareholders was $3.3 million, or $0.27 per diluted share, compared with $5.2 million, or $0.42 per diluted share, in the prior-year period.  (See reconciliation tables on page 8).

◾	The company’s financial position reflected total cash and investments of $40.0 million and no debt. (See summary of cash and investments table on page 7).

Fiscal 2019 Year to Date Highlights

◾	Net sales were $225.7 million, down 8.1 percent over the prior year, with mattress fabrics segment sales down 26.5 percent and upholstery fabrics segment sales up 7.2 percent.

◾	Net sales for the company’s new business segment, Culp Home Accessories, were $11.8 million since the June 2018 investment date in eLuxury, with no comparable prior-year sales to date.

◾
Pre-tax income was $10.5 million, compared with $20.4 million for the prior-year period.  Excluding restructuring and related charges and credits and other non-recurring items of approximately $2.2 million, pre-tax income was $12.7 million for the year to date period. (See reconciliation tables on page 9).

◾	Net income (GAAP) attributable to Culp, Inc. shareholders was $7.0 million, or $0.56 per diluted share, compared with net income of $8.2 million, or $0.65 per diluted share, in the prior-year period.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

◾
Adjusted net income (non-GAAP) attributable to Culp, Inc. shareholders was $8.7 million, or $0.69 per diluted share, compared with $14.2 million, or $1.12 per diluted share in the prior-year period.  (See reconciliation tables on page 9).

Financial Outlook

◾
The projection for the fourth quarter of fiscal 2019 is for overall sales to be slightly down compared to the same period last year.  Pre-tax income is expected to be in the range of $4.2 million to $4.9 million.  Pre-tax income for the fourth quarter of fiscal 2018 was $6.5 million.

◾	Free cash flow for fiscal 2019 is expected to be comparable to last year’s results, even with significant headwinds in the mattress fabrics segment.

Overview

For the third quarter ended January 27, 2019, net sales were $77.2 million, compared with $85.3 million a year ago.  On a pre-tax basis, the company reported income of $4.3 million, compared with pre-tax income of $7.5 million for the third quarter of fiscal 2018.  The financial results for the third quarter of fiscal 2019 included approximately $769,000 in restructuring and related charges and credits and other non-recurring items, due mostly to the closure of the company’s Anderson, South Carolina, production facility.  Excluding this net charge, pre-tax income for the third quarter of fiscal 2019 was $5.0 million.

The company reported net income (GAAP) attributable to Culp, Inc. shareholders of $3.2 million, or $0.25 per diluted share, for the third quarter of fiscal 2019, compared with a net loss of $748,000, or $0.06 per diluted share, for the third quarter of fiscal 2018.  The company reported adjusted net income (non-GAAP) attributable to Culp, Inc. shareholders of $3.3 million, or $0.27 per diluted share, for the third quarter of fiscal 2019, compared with $5.2 million, or $0.42 per diluted share, for the third quarter of fiscal 2018.  These adjusted results for the current period exclude the $769,000 in restructuring and related charges and credits and non-recurring items noted above.  The current and prior periods also exclude provisional adjustments associated with the Tax Cuts and Jobs Act (“TCJA”) totaling to a $593,000 income tax benefit and $5.9 million income tax charge, respectively.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “As expected, our results for the third quarter reflect the ongoing significant challenges for the bedding industry, primarily related to the high volume of low-priced imported mattresses from China.  The current supply of these products has disrupted the market and affected most of our major customers and the industry, which has continued to reduce demand for our mattress fabrics and covers.  We are pleased that our upholstery fabrics business had another solid performance for the third quarter, supported by a meaningful sales contribution from Read Window Products (“RWP”), acquired at the end of fiscal 2018.

“We continue to believe the domestic mattress industry will ultimately benefit from relief sought under U.S. trade laws to address the low-priced imported mattresses from China. However, delays resulting from the recent U.S. government shutdown have affected the timing of expected punitive measures against Chinese importers, with a preliminary ruling now expected in May 2019.  And, although the March 1, 2019, deadline for additional tariffs has been delayed, we continue to monitor the ongoing tariff discussions and the potential impact any additional tariffs will have for our upholstery fabrics business.  We remain focused on innovation and creative designs in all businesses, and we are confident in our product-driven strategy and our ability to meet the changing demands of our customers.  Despite the continued headwinds facing the bedding industry, we are pleased with our positive product showings with customers and the sequential improvements we are seeing in our mattress fabrics business.  We also have additional opportunities to expand our market reach through RWP in the upholstery fabrics business and with Culp Home Accessories, our finished products business offering bedding accessories and home goods direct to both consumers and to businesses.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

“Importantly, we have the financial strength to support our growth strategy, and we believe Culp is well positioned for the long term with our expanded product offering, new sales channels, and a highly competitive global manufacturing platform,” said Saxon.

Mattress Fabrics Segment

Sales for this segment were $35.7 million for the third quarter of fiscal 2019, compared with $49.0 million for the prior year period.

“Our mattress fabric sales for the third quarter of fiscal 2019 were affected by the significant ongoing disruptions surrounding the mattress industry,” said Iv Culp, chief operating officer and president of Culp’s mattress fabrics division.  “With the high volume of low-priced imported mattresses, the industry has been dealing with a significant amount of excess inventory, which affected demand for mattress fabric and sewn covers from our customers during the quarter.  Additionally, our third quarter sales were affected by weather disruptions and the usual seasonal slowdown for the holidays, compounded by the weak retail and e‑commerce sales environment.

“In spite of the challenges we faced, our operating performance showed sequential improvement in the third quarter.  With the substantial investments in our platform, we have efficient production and distribution capabilities that provide a full complement of mattress fabrics and sewn covers, with the flexibility to adapt to evolving customer needs.  We are especially pleased with the continued progress for CLASS, our mattress cover business with repetitive production capabilities in North Carolina, Haiti, and our Culp China platform.  Demand trends for mattress covers have been favorable, and we continue to develop new products with both new and existing customers and reach growing market segments, especially the popular boxed bedding space.  We remain energized and optimistic about the future growth opportunities for CLASS as we maximize our full potential from fabric design and production to finished cover.

“Culp also had a very favorable showing at the recent Las Vegas market, and we are excited about the positive response from customers.  We are well positioned to meet changing demand trends, and we are focused on the opportunities ahead to expand our market reach with complementary products and new sales channels, especially as the mattress industry begins to stabilize.

“Looking ahead, we believe the anti-dumping measures against Chinese importers will ultimately benefit our customers and our business.  Import activity appears to be slowing, and some customers are beginning to alter supply chains away from China, although there remains a large excess of inventory of late 2018 imports that will likely take at least through the fourth quarter to sell off.  Nevertheless, we are already noticing some positive developments and improvement in sequential demand trends as our design strengths, coupled with our efficient manufacturing platform, are providing steady market share gains and improved operating results,” said Culp.

Upholstery Fabrics Segment

Sales for this segment were $37.1 million for the third quarter, compared with sales of $36.3 million in the third quarter of fiscal 2018.

“Our upholstery fabrics business delivered a solid performance for the third quarter, in line with our expectations,” noted Boyd Chumbley, president of Culp’s upholstery fabrics division.  “We are especially pleased with our sales improvement over last year’s third quarter, which was a strong sales quarter.  We achieved these results in spite of the loss of a sales contribution from our Anderson, South Carolina, facility, which was closed in our second quarter, and the timing of the Chinese New Year holiday.  Our sales were supported by a meaningful contribution from RWP, and we are excited about the potential growth opportunities as we expand our product portfolio for the hospitality market.  We continued to drive sales with our wide array of innovative products, creative designs, and our ability to expand our customer base in both the residential and hospitality markets.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

“Culp enjoyed strong acceptance for our recent fabric showings with customers in December.  Our ‘performance’ line of highly durable, stain-resistant fabrics continues to be very popular with both existing and new customers.  Our product-driven strategy and ability to reach more customers and new end-user markets have served us well in today’s global marketplace.

“Our operating income for the third quarter of fiscal 2019 was also in line with expectations.  We were able to benefit from a more favorable currency exchange rate in China compared with the same period last year.  With the closure of our Anderson, South Carolina, operation, we incurred an additional $340,000 in net restructuring and related charges.  Notably, we sold our building and property during the third quarter, in addition to the previously announced sale of all related equipment in Anderson.

“Looking ahead, the potential for additional tariffs in 2019 and associated geopolitical risks remains uncertain.  We continue to monitor the situation and the related impact on Culp’s business, and if additional tariffs are implemented, we will determine an appropriate response. Despite these uncertainties, we are confident in our ability to deliver another solid performance in fiscal 2019,” added Chumbley.

Culp Home Accessories Segment

The company is now reporting financial and operating results for a new business segment, known as Culp Home Accessories, which includes the operations of eLuxury, Culp’s e-commerce and finished products business offering bedding accessories and home goods.  Sales for this segment were $4.4 million for the third quarter of fiscal 2019.

“Since investing in eLuxury, we have worked hard to establish Culp Home Accessories and create a combined platform that supports both business-to-consumer and business-to-business sales of finished products,” added Culp.  “We have continued to develop and create innovative bedding and other home accessory items through our global manufacturing platform and in coordination with all of Culp’s other divisions.  While we are still working through the typical product roll-out, sampling and marketing issues, which pressured our operating results for the quarter, we now have an exciting array of new products in inventory, which we look forward to introducing to the marketplace.  We are excited about this important new sales channel for Culp.”

Balance Sheet

“We have continued to maintain a strong financial position throughout fiscal 2019, despite the ongoing challenges we’ve faced in the mattress fabrics business,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “We reported $40.0 million in total cash and investments and no debt as of January 27, 2019.  During the first nine months of this fiscal year, we have spent $4.4 million on capital expenditures, including vendor financed payments, funded $12.1 million for acquisition-related expenses and returned $6.8 million to shareholders in regular dividends and share repurchases.”

Dividends and Share Repurchases

The company also announced that the board of directors has approved the payment of a quarterly cash dividend of $0.10 per share.  This compares with $0.09 per share paid for the same period last year, reflecting an increase of 11.0 percent.  This payment will be made on April 15, 2019, to shareholders of record as of April 1, 2019.  Future dividend payments are subject to board approval and may be adjusted at the board’s discretion as business needs or market conditions change.

The company repurchased approximately 124,000 shares during the third quarter of fiscal 2019, with a total of approximately 160,000 shares repurchased during the first nine months of fiscal 2019, leaving $1.7 million available under the share repurchase program.

Since June 2011, the company has returned approximately $64 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

Financial Outlook

Commenting on the outlook for the fourth quarter of fiscal 2019, Bowling remarked, “We expect overall sales to be slightly down compared with the fourth quarter of last year.

“We expect sales, operating income and margins in our mattress fabrics segment to show sequential improvement over the third quarter, but to be moderately down compared with the fourth quarter of fiscal 2018 due to the continuing headwinds associated with Chinese imported mattresses.

“In our upholstery fabrics segment, we expect sales to be slightly up compared with the fourth quarter last year.  Operating income and margins are also expected to be slightly up compared with the same period a year ago.  However, our projections are contingent upon any potential additional tariffs that could be imposed in the future and could therefore affect our operating costs.

“In our Culp Home Accessories segment, we expect sales to be slightly up compared with the third quarter of fiscal 2019.  We expect an operating loss for the fourth quarter, with sequential improvement compared with the third quarter of fiscal 2019.

“Considering these factors, the company expects to report pre-tax income for the fourth fiscal quarter of 2019 in the range of $4.2 million to $4.9 million.  Pre-tax income for last year’s fourth quarter was $6.5 million.

“Based on our current projection, capital expenditures for fiscal 2019 are now expected to be in the $6.0 million to $6.5 million range, as we have moved to a more maintenance level of capital expenditures.  Additionally, free cash flow for fiscal 2019 is expected to be comparable to last year’s results, even with the significant headwinds we are facing in our mattress fabrics segment,” added Bowling.

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada, China and Haiti.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 21E of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties that may cause actual events and results to differ materially from such statements.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements to reflect any changes in management’s expectations or any change in the assumptions or circumstances on which such statements are based, whether due to new information, future events or otherwise.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “anticipate,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, new product launches, sales, profit margins, profitability, operating income, capital expenditures, working capital levels, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance or liquidity measures, as well as any statements regarding potential acquisitions, future economic or industry trends or future developments. There can be no assurance that the Company will realize these expectations, meet its guidance, or that these beliefs will prove correct.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions. Decreases in these economic indicators could have a negative effect on our business and prospects.   Increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. The future performance of our business depends in part on our success in conducting and finalizing acquisition negotiations and integrating acquired businesses into our existing operations.  Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in tariffs or trade policy, or changes in the value of the U.S. dollar versus other currencies, could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Finally, increases in market prices for petrochemical products can significantly affect the prices we pay for raw materials, and in turn, increase our operating costs and decrease our profitability.  Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 13, 2018 for the fiscal year ended April 29, 2018, and our subsequent periodic reports filed with the Securities and Exchange Commission.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

CULP, INC. Condensed Financial Highlights (Unaudited)
	Three Months Ended		Nine Months Ended
	January 27, 2019	January 28, 2018	January 27, 2019	January 28, 2018
Net sales	$77,226,000	$85,310,000	$225,705,000	$245,541,000
Income before income taxes	$4,262,000	$7,516,000	$10,485,000	$20,416,000
Net income (loss) attributable to Culp, Inc.	$3,154,000	$(748,000)	$7,044,000	$8,211,000
Net income (loss) attributable to Culp, Inc. per share:
Basic	$0.25	$(0.06)	$0.56	$0.66
Diluted	$0.25	$(0.06)	$0.56	$0.65
Average shares outstanding:
Basic	12,438,000	12,436,000	12,488,000	12,425,000
Diluted	12,465,000	12,436,000	12,593,000	12,626,000

CULP, INC. Summary of Cash and Investments January 27, 2019, January 28, 2018, and April 29, 2018 (Unaudited) (Amounts in Thousands)
	Amounts
	January 27, 2019	January 28, 2018	April 29, 2018*
Cash and cash equivalents	$26,418	$22,428	$21,228
Short-term investments - Available for Sale	-	2,472	2,451
Short-term investments - Held-To-Maturity	13,544	17,206	25,759
Long-term investments - Held-To-Maturity	-	13,625	5,035
Total cash and investments	$39,962	$55,731	$54,473

*Derived from audited financial statements.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended January 27, 2019 (Unaudited)

(Amounts in Thousands)	As Reported January 27, 2019	Adjustments	January 27, 2019 Adjusted Results
Gross Profit (1)	$14,123	$514	$14,637
Selling, general, and administrative expenses (3)	10,038	(469)	9,569
Restructuring credit (2)	(214)	214	-
Income from operations	4,299	769	5,068

Income before income taxes	4,262	769	5,031
Income taxes (4)	1,225	593	1,818

Net income	3,060	176	3,236
Net loss attributable to non-controlling interest	94	-	94
Net income attributable to Culp Inc. common shareholders	$3,154	$176	$3,330
Net income attributable to Culp Inc. common shareholders per share- diluted	$0.25	$0.01	$0.27

(1)	The $514 represents restructuring related charges for other operating costs associated with our closed Anderson, SC upholstery fabrics plant facility.
(2)	The $214 restructuring credit represents a $362 gain on the sale of a building and land associated with our closed Anderson, SC upholstery fabrics plant facility, partially offset by a charge of $148 for employee termination benefits.
(3)	The $469 represents a non-recurring charge associated with the accelerated vesting of certain stock-based compensation agreements. Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge associated with our closed Anderson, SC upholstery fabrics plant facility.
(4)	The $593 income tax benefit represents provisional adjustments associated with the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Three Months Ended January 28, 2018 (Unaudited)

(Amounts in Thousands)	As Reported January 28, 2018	Adjustments	January 28, 2018 Adjusted Results
Gross Profit	$17,603	$-	$17,603
Selling, general, and administrative expenses	9,959	-	9,959
Income from operations	7,644	-	7,644

Income before income taxes	7,516	-	7,516
Income taxes (1)	8,208	(5,939)	2,269

Net (loss) income	$(748)	$5,939	$5,191
Net (loss) income per share - diluted	$(0.06)	$0.48	$0.42

(1)	The $5.9 million income tax charge represents provisional adjustments associated with the TCJA enacted on December 22, 2017.

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Culp Announces Results for Third Quarter Fiscal 2019

February 27, 2019

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Nine Months Ended January 27, 2019 (Unaudited)

(Amounts in Thousands)	As Reported January 27, 2019	Adjustments	January 27, 2019 Adjusted Results
Gross Profit (1)	$38,008	$2,508	$40,516
Selling, general, and administrative expenses (3)	28,174	(558)	27,616
Restructuring credit (2)	(825)	825	-
Income from operations	10,659	2,241	12,900

Income before income taxes	$10,485	$2,241	$12,726
Income taxes (4)	3,407	593	4,000

Net income	6,969	1,648	8,617
Net loss attributable to non-controlling interest	75	-	75
Net income attributable to Culp Inc. common shareholders	$7,044	$1,648	$8,692
Net income attributable to Culp Inc. common shareholders per share - diluted	$0.56	$0.13	$0.69

(1)
The $2.5 million represents a restructuring related charge of $1.6 million for inventory markdowns and $784 for other operating costs associated with our closed Anderson, SC upholstery fabrics plant facility and $159 for employee termination benefits and other operational reorganization costs associated with our mattress fabrics segment.

(2)
The $825 restructuring credit represents a $1.5 million gain on the sale of property, plant, and equipment associated with our closed Anderson, SC upholstery fabrics plant facility, partially offset by a charge of $661 for employee termination benefits.

(3)
The $558 consists of a non-recurring charge totaling $469 that was associated with the accelerated vesting of certain stock-based compensation agreements. Of this $469 non-recurring charge, $429 and $40 pertain to unallocated corporate expenses and a restructuring related charge associated with our closed Anderson, SC upholstery fabrics plant facility. Additionally, the $558 consists of a non-recurring charge of $89 for employee termination benefits and operational reorganization costs associated with our mattress fabrics segment.

(4)	The $593 income tax benefit represents provisional adjustments associated with the Tax Cuts and Jobs Act (TCJA) enacted on December 22, 2017.

CULP, INC. Reconciliation of Selected Income Statement Information to Adjusted Results For Nine Months Ended January 28, 2018 (Unaudited)

(Amounts in Thousands)	As Reported January 28, 2018	Adjustments	January 28, 2018 Adjusted Results
Gross Profit	$49,873	$-	$49,873
Selling, general, and administrative expenses	28,876	-	28,876
Income from operations	20,997	-	20,997

Income before income taxes	20,416	-	20,416
Income taxes (1)	11,956	(5,939)	6,017

Net Income	$8,211	$5,939	$14,150
Net income per share – diluted	$0.65	$0.47	$1.12

(1)	The $5.9 million income tax charge represents provisional adjustments associated with the TCJA enacted on December 22, 2017.

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